Exhibit 99.1

Company:
Stephen A. Garcia
Chief Financial Officer
Obagi Medical Products, Inc.
562.628.1007

Investors:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

For Immediate Release

OBAGI MEDICAL PRODUCTS REORGANIZES INTERNATIONAL SALES AND MANUFACTURING/DISTRIBUTION BUSINESS UNITS

New Vice Presidents Are Named in Operations and International Sales; EVP Corporate Development and Operations Steps Down

Long Beach, Calif. — September 10, 2007— Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced the appointment of Ruth Johnson as Vice President of Operations and the promotion of Curt Hanson to Vice President, International Sales & Marketing.  These appointments represent the primary responsibilities previously overseen by Curtis A. Cluff, Executive Vice President, Corporate Development and Operations, who has resigned and will be leaving to pursue other business opportunities after transitioning his responsibilities.

“We are very pleased to have Ruth and Curt on board with these assignments,” said Steve Carlson, Obagi Medical Products CEO. “Ruth brings a strong set of skills to bear on the critical job of building out Obagi’s manufacturing and distribution infrastructure to support our growth.  On the international sales front, Curt has been a consistently strong contributor to the company’s success and his talents will be important as we focus ever more keenly on sales outside the U.S. as a key component of our long-term growth strategy.  Similar to the progress we have made in the U.S business in improving our sales growth rates, this realignment of the international group is designed to drive more significant growth and product expansion in other regions of the world.

“I also want to thank Curtis Cluff for the significant contributions he has made during his five year tenure at Obagi in the areas of finance, operations and international sales.  We thank him for his dedication and wish him much success in his future endeavors,” said Carlson.

Ruth Johnson brings to Obagi more than 20 years experience in global operations, supply chain, manufacturing & logistics.  Ms. Johnson spent nearly 20 years at Medtronics in jobs of progressively increasing responsibility before joining a California-based medical device company as its Vice President of Operations.

Since joining Obagi in June 2005 as Director of International Sales, Curt Hanson has been instrumental in opening new geographies to Obagi products and driving double digit sales growth with current distributor partners around the world.  Mr. Hanson has more than 25 years of sales and marketing experience including 15 years at Nestle USA where he held numerous management positions.

Both executives will report to Chief Executive Officer Steve Carlson.

About Obagi Medical Products, Inc.

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets.  Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi’s skin care product introductions is as follows:  Obagi Nu-Derm, 1988; Obagi-C Rx (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi Professional-C (a line of highly stable vitamin C serums), 2005; Obagi Nu-Derm Condition and Enhance for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm eye skin care and Obagi CLENZIderm M.D. acne therapeutic systems 2007; and a formulation of CLENZIderm for normal to dry skin, June 2007.  Obagi’s products are only available through physicians.  Visit www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances,  the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our   ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.